Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated August 21, 2016, between Office Depot, Inc., a Delaware corporation (the “Company”), and Roland Smith (the “Executive”).

WITNESSETH:

WHEREAS, Company has previously entered into that certain Employment Agreement with Executive, dated as of November 12, 2013 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to provide for certain payments to be made to Executive in the event of Executive’s Retirement (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

2.	A new Section 5.2.1 is hereby added to the Agreement, immediately following Section 5.2 thereof, to read as follows:

“5.2.1 RETIREMENT

The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s Retirement. In the event of Executive’s Retirement, Executive shall be entitled to receive the Accrued Amounts (which amounts shall be paid in accordance with Section 5.1), and subject to Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of the Agreement and Executive’s execution of the Release (with the words “Section 5.2.1 substituted for the words “Section 5.2” in each place where they appear in the Release) and such Release becoming effective within twenty-eight (28) days following the effective date of Executive’s Retirement (such 28-day period, the “Retirement Release Execution Period”), Executive shall be entitled to receive the following:

(a)	A special bonus of $2,000,000, payable in a lump sum no later than 30 days following the effective date of the Retirement Release Execution Period.

(b)	The Pro-Rata Bonus (which shall be paid in accordance with Section 5.2(b)); provided, however, that if Executive’s Retirement is effective in 2016 because a new Chief Executive Officer of Company is appointed prior to December 31, 2016, Executive’s Annual Bonus shall not be pro-rated and shall be paid in full (subject to the performance conditions).

(c)	Executive shall continue to vest in Executive’s 2016 awards under the Office Depot, Inc. 2015 Long-Term Incentive Plan after the date of Executive’s Retirement. Such awards shall be settled at the normal time such awards are scheduled to vest with the portion subject to performance goals adjusted for actual performance as measured at the end of the applicable performance period. All such awards shall be paid without proration for service to the date of Retirement.

(d)	The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable Plan and the applicable award agreements (in accordance with Section 5.2(d)); provided, however, that, notwithstanding the foregoing or any provision of Section 4.4 of this Agreement to the contrary, if Executive’s Retirement is effective prior to the full vesting of the equity awards granted to Executive pursuant to Section 4.4 hereof, and such Retirement is due to the appointment of a new Chief Executive Officer of Company, Executive shall not be deemed to have forfeited such unvested equity awards, Executive shall continue to vest in such unvested equity awards, and there shall be no proration for service to the date of Retirement.

For purposes of this Agreement, “Retirement” shall mean any termination of Executive’s employment other than for Cause on or after the earlier to occur of (i) March 31, 2017 and (ii) the appointment of a new Chief Executive Officer of Company. In the event of Executive’s Retirement either Executive or Company, as applicable, shall be required to give the other party at least seven (7) days advance written notice of such Retirement. In the event that Executive continues in the employ of Company beyond March 31, 2017, as Chief Executive Officer or in any other executive capacity, the amount set forth in Section 5.2.1(a) shall be paid no later than May 1, 2017 (and not subject to the Release) and there shall be no further amount owed to Executive under Section 5.2.1(a), and future awards, if any, made under the Office Depot, Inc. 2015 Long-Term Incentive Plan or any successor plan shall be treated in accordance with Section 5.2.1(c).

In the event of the Executive’s Retirement or continuation of employment with Company beyond March 31, 2017 as specified in this Section 5.2.1, Sections 5.2(a) and (c) of the Agreement shall be rendered obsolete such that, for avoidance of doubt, such provisions shall be inapplicable and there shall be no duplication of benefits, and Sections 5.2.1(a), (b), (c) and (d) shall apply.

Notwithstanding the foregoing or anything herein to the contrary, in the event of Executive’s termination by Executive for Good Reason or by Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, this Section 5.2.1 shall be rendered obsolete such that, for the avoidance of doubt, Section 5.4 shall apply.”

3.	The last sentence of the first paragraph of Section 8.2 (NON-COMPETITION) is hereby amended to read as follows:

“The “Restricted Period” shall be twenty-four (24) months in the case of Executives termination of employment with Company under Section 5.2 of this Agreement and twelve (12) months in all other cases other than Executive’s Retirement under Section 5.2.1 of this Agreement, in which case it shall be the length of the remaining vesting period of Executive’s 2016 awards under the Office Depot, Inc. 2015 Long-Term Incentive Plan, or any subsequent awards, if any, made under the Office Depot, Inc. 2015 Long-Term Incentive Plan or any successor plan should Executive remain employed beyond March 31, 2017 as Chief Executive Officer or in any other executive capacity.”

4.	Company shall pay or Executive shall be reimbursed for Executive’s reasonable legal fees incurred in negotiating and entering into this Amendment. Such payment or reimbursement shall be made as soon as practical but in any event on or before March 15 of the calendar year immediately following the date hereof.

5.	Except as expressly amended herein, the Agreement shall remain in full force and effect.

6.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

/s/ Roland C. Smith
Roland C. Smith

Dated:	August 21, 2016

/s/ Warren F. Bryant
Warren F. Bryant, Lead Director
Office Depot, Inc.

Dated:	August 21, 2016

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